Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-11448, 333-103576, 333-102649, 333-67859 and 333-144849 on Form S-8 and Registration Statement Nos. 333-121549 and 333-59059 on Form S-3 of our reports dated March 13, 2009, relating to the consolidated financial statements of VAALCO Energy, Inc. and subsidiaries, and the effectiveness of VAALCO Energy, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of VAALCO Energy, Inc. for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

March 13, 2009